Exhibit 16.1

www.mgocpa.com

February 16, 2022

James Wirth

InnSuites Hospitality Trust

1730 East Northern Ave Suite 122

Phoenix, AZ 85020

Dear James:

As part of our annual business plan review, we conducted an analysis in an effort to focus the future direction of our practice.

As we have mentioned to you, our goal is to provide close professional service to a core group of targeted public filers based on size and industry.

Accordingly, we have reviewed our clients’ needs to determine how each client fits in with the future direction of our practice. As you can imagine, this was not an easy task in that the list includes numerous business and personal relationships that span many years and events.

Nevertheless, the result of our annual review and analysis is that we must ask you to refer your corporate audit to another professional effective immediately. We are hopeful that you will understand our action to control the direction of our practice.

We thank you for your business and wish you success in the future. Should you have any questions, please contact us.

Sincerely,

Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP
111 Pacifica, Suite 300
Irvine, CA 92618

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